Exhibit 10.11
[ECS Logo]
Engineering & Construction Services
600 Fourth Street
Suite 305 Terra Centre
Sioux City, IA 51101
Phone: (712) 234-3033 s Fax (712) 277-7386
Agreement for Consulting Services
Project: Biofuels Plant Construction – Akron, Iowa
Client:
This agreement for consulting services is entered into on the 9th day of April, 2007 between Northwest Iowa Renewable Energy, L.L.C., (hereinafter called “Client”) and Engineering and Construction Services, Inc., an Iowa Corporation (hereinafter called “ECS”). The Client and ECS, in consideration of the mutual promises and covenants herein contained, agree to the following:
1.	SCOPE OF WORK
ECS will perform business consulting services for the Client including the items shown below for the biofuels plant to be constructed in or near Akron, Iowa:
1.	Provide Services of Scott Flynn, ECS Principal, for Negotiation of a Design-Build Agreement with the General Contractor Selected at the Sole Discretion of the Client

2.	Provide Project Management for Plant Construction & Start Up including the Services of a company Principal and Project Manager as Needed up to about 60 Man-Hours per Week, Readily Available, Working from Either our Sioux City Office or On Site as Needed

3.	Provide Clerical and Administrative Support Services as Needed for Contract Negotiations and Project Management

4.	Provide Travel & Subsistence for ECS Staff for Necessary Travel between Sioux City and Akron, Iowa

5.	Participate in Negotiations of Agreements with Contractors as Needed

6.	Perform Value Engineering with the Design Team to Help Reduce Costs

7.	Perform Value Engineering with the Construction Team to Help Reduce Costs

8.	Assist with Environmental and Regulatory Permitting

9.	Assist with Zoning Regulatory Issues

10.	Review General, Mechanical & Electrical Construction Scope of Work

11.	Review Bid Submittals & Make Recommendations for Contractor Selection

12.	Assess Bidding Contractor Qualifications

13.	Solicit Additional Bids from Qualified Contractors

14.	Provide an ECS Jobsite Office Trailer (Also Available for Your Staff Use As Needed)

15.	Monitor Process Design progress including Process & Instrumentation Diagrams (P&ID’s), Process Flow Diagrams (PFD’s), Equipment Layout Drawings, and Equipment Specifications

16.	Participate in Weekly Process Design Team Meetings to Monitor Progress and Resolve Design Issues

17.	Provide Process Design Team Meeting Minutes as Needed

18.	Generate Process Design Team Meeting Agendas as Needed

19.	Coordinate Design and Installation of Gas Supply to the Site

20.	Coordinate Design and Installation of Electrical Power to the Site

21.	Coordinate Design and Installation of Rail Service to the Site

22.	Coordinate Design and Installation of Well Water Supply
JEL      SRF

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[ECS Logo]
Engineering & Construction Services
600 Fourth Street
Suite 305 Terra Centre
Sioux City, IA 51101
Phone: (712) 234-3033 s Fax (712) 277-7386
23.	Coordinate Design and Installation of Water Treatment Systems

24.	Participate in Weekly Construction Team Meetings at the Jobsite to Monitor Progress and Resolve Construction Issues

25.	Provide Construction Team Meeting Minutes as Needed

26.	Generate Construction Team Meeting Agendas as Needed

27.	Monitor Construction Progress and Schedule

28.	Provide Ongoing Construction Progress Reports

29.	Perform Ongoing Construction Site Inspections

30.	Monitor the Construction Budget

31.	Review Monthly Progress Billings from Contractors and Make Recommendations to Client

32.	Review Project Scope Changes and Change Order Requests

33.	Perform Final Site Inspection for Project Completion

34.	Monitor Completion of “As-Built” Facility Drawings, Operation & Maintenance Manuals, and Warranty Documentation

35.	Monitor Submission of Critical Spare Parts Lists for Machinery

36.	Assist with Plant Start Up as Needed

37.	Provide a Jobsite Construction Monitoring System with a Weatherproof Camera To Take Digital Images Every 15 Minutes, Transfer Images via a Verizon Wireless Network, Integrate Images Into a Website Accessible to Stockholders and Provide a Historical Archive Accessible 24 hours a Day
Items specifically excluded from this Scope of Work:
i.	Travel expenses, subsistence and lodging to and from locations other than Akron, Iowa.
ii.	Delivery, installation, connection and pick up costs for Jobsite trailer.

iii.	Monthly costs for power, phone, fax and internet services for Jobsite trailer.

iv.	Installation, connection, removal and monthly costs for the Jobsite camera system.
v.	Costs for other necessary architectural, engineering, or contractor services.
ECS hereby offers these professional services to Northwest Iowa Renewable Energy on an hourly basis plus reimbursable expenses as per the accompanying Attachment #1 dated April 9, 2007 until the earliest “Commencement Date” of either of the two pending Design-Build Agreements with the General Contractors plus a retainer/mobilization fee of $15,000.
Upon the aforementioned Commencement Date, ECS hereby offers these professional services until the latest “Substantial Completion Date” of either of the two pending Design-Build Agreements with the General Contractors for a lump sum fee equal to $15,000 per month over the term of the Design-Build Agreement.
In addition, ECS is entitled to receive a percentage of any cost savings proposed over the term of this agreement, clearly documented and implemented at the discretion of the Northwest Iowa Renewable Energy according to the Compensation Paragraph 3 to follow.
JEL      SRF

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[ECS Logo]
Engineering & Construction Services
600 Fourth Street
Suite 305 Terra Centre
Sioux City, IA 51101
Phone: (712) 234-3033 s Fax (712) 277-7386
2. TERM
Work for ECS shall commence on April 16, 2007 and shall proceed until the latest “Substantial Completion Date” of either of the two pending Design-Build Agreements with the General Contractors.
3. COMPENSATION
Client agrees to compensate ECS according to the Rate Structure dated April 9, 2007 shown in accompanying Attachment #1 until the earliest “Commencement Date” of either of the two pending Design-Build Agreements with the General Contractors plus a retainer/mobilization fee of Fifteen Thousand Dollars ($15,000) payable upon authorization of this agreement.

Upon the aforementioned earliest Commencement Date, Client agrees to compensate ECS a lump sum fee equal to Fifteen Thousand Dollars ($15,000) per month multiplied by the number of months from the earliest Commencement Date until the latest “Substantial Completion Date” of either of the two pending Design-Build Agreements with the General Contractors.

In addition, Client agrees to compensate ECS for those cost savings proposed by ECS or generated by ECS activities that are implemented on the project. For those items under the General Contractors’ Design-Build Scope of Work, Client agrees to pay ECS an amount equal to 25% of the total project net savings proposed by ECS or generated by ECS activities that are implemented on the project. In addition, for items excluded from the General Contractors’ Design-Build Scope of Work, Client agrees to pay ECS an amount equal to 25% of each cost savings proposed by ECS or generated by ECS activities that are implemented on the project.

Cost savings identified under the General Contractors’ Scope of Work in the previous paragraph are predicated on the Client entering a Guaranteed Maximum Price contract with the General Contractors that provides incentive for the General Contractors to save money on the project. If another form of agreement is entered with the General Contractors, Client agrees to increase ECS’s lump sum compensation by Ten Thousand Dollars ($10,000) per month over the term of this agreement in lieu of total project net savings for the General Contractors’ portion of the work.

Cost savings for total project net savings are payable upon the Substantial Completion Date of the General Contractors’ contract. All other cost savings are payable upon implementation of each cost saving recommendation. For any cost savings compensation paid to ECS in excess of $250,000, Client agrees to pay ECS a reduced amount equal to 15% of savings as described above instead of 25%.

For any additional work requested of ECS by the Client beyond the Scope of Work shown in Section 1, Client agrees to compensate ECS according to the Rate Structure dated April 9, 2007 shown in the accompanying Attachment #1.

ECS will be entitled to reimbursement of all reasonable, ordinary and necessary expenses incurred by ECS in the performance of duties hereunder provided, however, that any expense in excess of Five Hundred Dollars ($500), or any weekly expense in excess of One Thousand Dollars ($1,000) shall be subject to prior approval by Client. ECS shall provide to Client within Ten (10) days of the end of each calendar month an itemized listing of any reimbursable expenses incurred on behalf of the Client and receipts therefore, and such expenses shall be reimbursed to ECS within Ten (10) days of the Client’s receipt of such materials.
JEL      SRF

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[ECS Logo]
Engineering & Construction Services
600 Fourth Street
Suite 305 Terra Centre
Sioux City, IA 51101
Phone: (712) 234-3033 s Fax (712) 277-7386
4. INDEPENDENT CONTRACTOR STATUS
ECS shall be an independent contractor for all purposes under this Agreement. ECS shall control its own work and its own employees and shall provide all instrumentalities of work. ECS shall control its hours of work.

The parties acknowledge and agree that, under no circumstances, will ECS have the right or authority, express or implied, to assume or create any duty, responsibility, obligation or liability, contractual or otherwise, for, on behalf of, or in the name of the Client, or to otherwise bind the Client in any respect, nor shall ECS have any right or authority to solicit or accept an offer to buy or sell any securities of or on behalf of Client.
5. SERVICES WARRANTY
ECS will perform services consistent with that degree of skill, care and learning ordinarily possessed and exercised by members of its profession in good standing in similar circumstances. No other standard of performance is warranted or promised by ECS. No duties or responsibilities are assumed by ECS other than those specifically set forth in this agreement. No other warranties, either expressed or implied, are extended by ECS to the Client other than those specifically set forth in this agreement.

Each party hereto shall defend, indemnify and hold harmless the other party and such other party’s affiliates’ officers, directors, shareholders, employees and agents from and against any and all claims, suits, demands, losses, liabilities, costs, damages and expenses, including attorney’s fees and court costs, suffered or incurred by any such party arising from or relating to: (i) the material breach of any warranty, representation, term, covenant or condition by the indemnifying party under this Agreement; and (ii) the indemnifying party’s fraud, gross negligence, willful misconduct, or knowing violation of the law in the performance of its obligations under this Agreement. This section shall survive the termination or expiration of this agreement for a period of one year.
6. LIABILITY
Services provided by ECS are recommendations made in the best interest of the Client. The use of recommendations made by ECS is at the sole discretion of the Client without liability or legal exposure to ECS or ECS’s associates except in the event of fraud, gross negligence, willful misconduct or knowing violation of the law. The project contractors shall be responsible for the means, manner, methods, techniques, sequences and procedures of the construction design and work and for the safety of the job site and ECS shall not be held liable for these responsibilities.
7. ACCESSIBILITY
The Client shall provide for right-of-entry to the job site for ECS personnel and equipment necessary to complete the services.
8. PROJECT DELAYS, SUSPENSIONS AND TERMINATIONS
Client shall indemnify and hold harmless ECS for all losses incurred due to injuries sustained by third parties, such as contractors or suppliers, because of delays, suspensions or terminations that are not the fault of ECS.
9. PAYMENT
ECS will submit invoices to the Client within Ten (10) days of the end of each calendar month Invoices will show charges based on the fees agreed to herein. The Client will pay the balance stated on the invoice unless Client notifies ECS in writing of any alleged incorrect billing item within 7 days from the invoice date. Payment is due upon receipt of the invoice and is past due 30 days from the invoice date. On past due accounts, the Client will pay a finance charge of 1.5% per month. Failure to pay within 30 days of the invoice date may be considered by ECS as a breach of this agreement and all duties of ECS under this agreement may be terminated at ECS’s option.
JEL      SRF

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[ECS Logo]
Engineering & Construction Services
600 Fourth Street
Suite 305 Terra Centre
Sioux City, IA 51101
Phone: (712) 234-3033 s Fax (712) 277-7386
10. CONTRACT TERMINATION
If commencement of General Contractors’ work does not occur because the project has been cancelled, either party may terminate this agreement with or without cause upon 10 days prior written notice. Thereafter, only if there is a substantial failure by the other party to perform may this agreement be terminated by either party upon 7 days written notice. Any termination due to substantial failure will not be effective if the substantial failure is remedied before expiration of 15 days. Upon termination, ECS will be paid for services rendered prior to the date of termination.
11. ASSIGNMENT
Neither party may assign duties or interest in this agreement without the written consent of the other party.
12. SERVICES BY OTHERS
ECS will not be responsible for the acts or omissions of any consultant, contractor, subcontractor, agent or employee (except ECS and its employees) or any other person performing work on behalf of the Client whether or not associated with the work identified in Paragraph 1 of this Agreement. Persons or entities other than ECS that are hired to perform work for the Client shall be deemed the Client’s respective contractors, subcontractors, consultants, agents, or employees, and not those of ECS.

The Client agrees to indemnify and hold harmless ECS and its employees, agents, representatives and associates from any claims regarding losses, costs and damages in connection with the existence of any environmental hazard or pollutant on the project site, the testing or abatement of any such hazard, or any environmental or safety hazards at the facility.

The Client may make or retain copies of documents for Client’s use on this project. However, such documents are not intended to be suitable for reuse by the Client or others on any subsequent project. Any reuse of documents without written verification by ECS will be at the Client’s sole risk and with out liability and legal exposure to ECS and its employees, agents representatives and associates and the Client shall defend, indemnify and hold harmless ECS and its employees, agents, representatives and associates from all claims, damages, losses, costs and expenses including attorneys fees resulting therefrom.
13. PROPOSAL DATE
This proposal will be valid for 30 days from the date shown on this agreement.
14. GENERAL PROVISIONS
This Agreement shall be construed pursuant to the laws of the State of Iowa. This Agreement shall be binding upon and ensure the benefit of the successors in interest of the parties hereto.
15. CONFIDENTIALITY
The parties hereto may, in the course of performing their obligations hereunder, be provided with or otherwise receive or have access to certain “Confidential Information” (as hereafter defined) of or relating to the other party hereto. Both parties acknowledge and agree that such Confidential Information of the other party is sensitive and proprietary in nature, and its disclosure would cause irreparable harm to the other party. Consequently, the parties shall utilize such Confidential Information solely for the purpose of their duties and obligations hereunder. Additionally, the parties covenant and agree at all times, during the term of this Agreement and for a period of Three (3) years thereafter, to treat such Confidential Information of the other party as strictly confidential and sensitive proprietary business information, and to maintain policies and procedures designed to ensure the confidentiality and safekeeping thereof. The parties shall not, unless compelled by legal process, except with the other parties prior written consent, disclose or permit the disclosure of any Confidential Information of such other party to any person or entity other than their respective employees responsible for performing their obligations hereunder, each of which will be bound by the confidentially provisions of this Section. The parties further
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[ECS Logo]
Engineering & Construction Services
600 Fourth Street
Suite 305 Terra Centre
Sioux City, IA 51101
Phone: (712) 234-3033 s Fax (712) 277-7386
acknowledge and agree that any breach or repudiation by either party of the confidentiality requirements set forth in this Section would produce irreparable harm and injury to the other party and, therefore, specific performance and/or injunctive relief, in addition to any other remedies available under this Agreement, at law or in equity, shall be remedies available to prevent the breach, attempted breach or repudiation of this Section.

For purposes of this Agreement, the term “Confidential Information” shall mean any information provided by either party hereto to the other party for any reason whatsoever, including, without limitation, conceptions, innovations, trade secrets, inventions, designs, product ideas, production processes and methods, software, ideas, data, production schedules and/or quantities, pricing information, customer information, financial information, product specifications, and other technology, whether or not patentable, copyrightable, or susceptible to any other form of protection. Notwithstanding the foregoing, however, the following types of information shall not be deemed to be “Confidential Information “ within the meaning hereof: (i) information which was rightfully in the receiving party’s possession prior to disclosure; (ii) information which was in the public domain prior to disclosure, or which becomes part of the public domain by any means other than an unauthorized act or omission by a party hereto; or (iii) information supplied to the receiving party without restriction by a third party under no obligation to maintain such information in confidence.
16. ASSIGNMENT OF INVENTIONS
ECS acknowledges and agrees that any and all inventions, improvements, discoveries, formulas, and processes, and any and all patents, copyrights and other rights relating thereto, relating to the business of the Client which have been or may be invented, discovered or learned by ECS as a result of ECS’s performance hereunder will be at once fully disclosed by ECS to the Client and will be the sole and absolute property of the Client. ECS hereby irrevocably assigns to the Client any and all rights that ECS might have therein but for this Agreement and agrees to execute such documents as are necessary to assign any and all such rights to the Client.
17. NON-SOLICITATION
During the term of this Agreement and for a period of Two (2) years thereafter, neither party shall: (i) contact or solicit the other party’s current and prospective employees, except in the furtherance of the party’s business; or (ii) interfere with, or counsel or direct others to interfere with, the other party or its affiliates or with their business relationships, or disparage in any way the good name or reputation of each party or their affiliates or their officers, directors, employees, agents or representatives.
18. ARBITRATION
Any controversy or claims arising out of or related to this Agreement or the performance thereof shall be submitted to binding arbitration before a single arbitrator in Sioux City, Woodbury County, Iowa, pursuant to Chapter 679A, Iowa Code. Either party may file an action to compel binding arbitration in the Iowa District Court for Woodbury County and the Court shall appoint an arbitrator in the absence of an agreement between the parties. The decision of the single arbitrator shall be final and binding on both parties, and shall be enforceable in all Courts of general jurisdiction.
JEL      SRF

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[ECS Logo]
Engineering & Construction Services
600 Fourth Street
Suite 305 Terra Centre
Sioux City, IA 51101
Phone: (712) 234-3033 s Fax (712) 277-7386
19. INSURANCE
ECS will, during the performance of the work described above, purchase and maintain Liability Insurance in the amounts listed below:
a.	Automobile Liability policy with a combined single limit for bodily injury and property damage of not less than $1,000,000 for each accident.

b.	ECS shall maintain Professional Liability Insurance that shall include coverage for errors and omissions in the performance of consulting services required under this agreement. The Professional Liability policy shall have a limit of not less than $1,000,000 for each claim subject to a $1,000,000 annual aggregate.

c.	ECS shall maintain Commercial Umbrella Liability Insurance that shall have a limit of not less than $1,000,000 for each claim subject to a $1,000,000 annual aggregate.

d.	ECS shall maintain Worker’s Compensation Insurance.
20. ENTIRE AGREEMENT
This contract represents the entire agreement between the parties and supersedes all prior representations or agreements. By signing below, Client acknowledges that he or she is an Officer of the company or authorized by the Client to enter into this agreement with ECS.
SIGNATURES

Engineering & Construction Services, Inc.:	Client:

Name: Scott Flynn	Name: John E. Lucken

Signature:/s/ Scott Flynn	Signature:/s/ John E. Lucken

Title: President	Title: Chairman

Date: 4/9/07	Date: 4-17-07

JEL      SRF

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[ECS Logo]
Engineering & Construction Services
600 Fourth Street
Suite 305 Terra Centre
Sioux City, IA 51101
Phone: (712) 234-3033 s Fax (712) 277-7386
Attachment #1
Rate Structure
Northwest Iowa Renewable Energy, L.L.C.
Project Management: Biofuels Plant Construction – Akron, Iowa
April 9, 2007
HOURLY COMPENSATION RATES

Principal	$125/hour
Project Manager	$110/hour
Project Engineer	$100/hour
Field Technician	$70/hour
CAD Technician	$60/hour
Administrative	$40/hour
REIMBURSABLE EXPENSES

Mileage	$0.485/mile
Prints, Photocopies & Plots	Cost +10%
Postage, Shipping & Mail	Cost +10%
Long Distance Phone Calls	Cost +10%
Travel, Subsistence & Lodging	Cost +10%
Other Professional Services	Cost +10%
SIGNATURES

Engineering & Construction Services, Inc.:	Client:

Name: Scott Flynn	Name: /s/ John E. Lucken

Signature:/s/ Scott Flynn	Signature:John E. Lucken

Title: President	Title: Chairman

Date: 4/9/07	Date: 4-17-07

JEL      SRF

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